EXHIBIT 2




                          STOCK PURCHASE AGREEMENT



                         providing for the sale by
                            LOTUS PACIFIC, INC.
                                   to
                      TRAVELWAY INTERNATIONAL LIMITED
                                   of
               72% of the outstanding shares of capital stock
                                   of
                             USS ONLINE, INC.







                       Dated as of January 20, 2000



STOCK PURCHASE AGREEMENT, dated as of January 20, 2000 (this "Agreement"), between LOTUS PACIFIC, INC., a Delaware corporation ("Seller"), and TRAVELWAY INTERNATIONAL LIMITED, a British Virgin Islands corporation ("Purchaser").

                                RECITAL

Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, 78% of the issued and outstanding shares of common stock, $.001 par value per share, of USS Online, Inc., a Delaware corporation
(the "Corporation").

In consideration of the foregoing recital and the mutual agreements hereinafter set forth, Purchaser and Seller hereby agree as follows:


                                  ARTICLE 1

                                CONSTRUCTION

SECTION 1.1. Certain Defined Terms. As used in this Agreement, unless the context otherwise requires, the terms defined in the preceding paragraphs shall have the meanings assigned to them in such paragraphs and the following terms shall have the following meanings:

   Action:    any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

   Affiliate: with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

   Business Day: any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

   Claim: as specified in Section 7.01(d).

   Closing: as specified in Section 2.03.

   Closing Date: as specified in Section 2.03.

   Code: the Internal Revenue Code of 1986, as amended through the date hereof.

   Common Stock: the common stock, par value $.001 per share, of the Corporation.

   Control (including the terms Controlled by and under common Control with): with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as general partner or manager or trustee or executor, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

   Corporation: as specified in the recital to this Agreement.

   Encumbrance: any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge or encumbrance, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

   Governmental Authority: any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

   Governmental Order: any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority currently applicable to any Person.

   Indemnified Party: as specified in Section 7.01(c).

   Indemnifying Party: as specified in Section 7.01(c).

   Knowledge: with respect to any Person, actual, in fact, personal knowledge of that Person or a director, employee, agent or representative of such Person, without any duty or assumption of due diligence or investigation, and does not include: (i) constructive or implied knowledge or (ii) knowledge imputed to such Person by virtue of the relationship or employment responsibilities of such Person or a representative of such Person with either Seller or the Corporation as an officer, director, manager, employee, agent, shareholder or otherwise, or by virtue of such Person's access to information relating to a relevant matter.

   Law: any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

   Liabilities: with respect to any Person, any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable of such Person, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking of such Person.

   LPFC Stock: the common stock, par value $.001 per share, of Seller.

   Material Adverse Effect: any circumstances, change in, or effect on the Corporation or any of its Subsidiaries that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Corporation or its Subsidiaries has, or would have, a material adverse effect on the business, operations, assets or Liabilities, employee relationships, customer relationships, results of operations or the condition (financial or otherwise) of the Corporation together with its Subsidiaries.

   Person: any individual, partnership, limited partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

   Purchase Price: as specified in Section 2.02.

   Restricted LPFC Stock: the aggregate of 877,500 shares of LPFC Stock held by the Corporation's Subsidiaries as of the Closing Date and any securities of LPFC that may be issued by way of distribution on or in exchange for such shares otherwise than pursuant to registration under the Securities Act.

   Securities Act:  the United States Securities Act of 1933, as amended.

   Seller Losses: as specified in Section 7.01(b).

   Shares: 720 shares of Common Stock, constituting 72% of the issued and outstanding shares of capital stock of the Corporation.

   Subsidiary: as to any Person, a corporation, limited liability company, limited partnership or other Person of which shares or similar securities having voting power to elect the manager, general partner, a majority of the board of directors or other governing body are at the time owned, directly or indirectly, through one or more intermediaries, by such Person.

   Tax or Taxes: any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

   Third Party Claims: as specified in Section 7.01(d).

SECTION 1.2. Interpretation. When the context in which words are used in this Agreement indicates such intent, singular words shall include the plural and vice versa and masculine words shall include the feminine and the neuter genders and vice versa. References herein to Articles, Sections, Exhibits, Schedules or other subdivisions are to the appropriate subdivisions of this Agreement, unless the context otherwise requires. The words "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Exhibit, Schedule or other subdivision. As used herein, the term "including" shall be construed in each instance as though it were followed by the phrase "without limitation."


SECTION 1.3. Captions. Captions contained herein have been inserted for convenience of reference only and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.


                               ARTICLE 2

                          PURCHASE AND SALE

SECTION 2.1. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Shares.

SECTION 2.2. Purchase Price. The aggregate purchase price for the Shares shall consist of 732,802 shares of LPFC Stock, valued at the price of $9.6313 per share (being the average of the closing sales prices of the LPFC Stock on the 10 trading days preceding the date hereof), representing an aggregate agreed value of $7,057,835 (the "Purchase Price"). The Purchase Price is payable as set forth in Section 2.05.

SECTION 2.3. Closing. The purchase and sale of the Shares shall take place at a closing (the "Closing") to be held at the offices of Kronish Lieb Weiner & Hellman LLP at 1114 Avenue of Americas, New York, NY, on February 4, 2000, or at such other place or at such other time or on such other date as Seller and Purchaser may agree in writing (the day on which the Closing takes place being herein referred to as the "Closing Date").

SECTION 2.4. Closing Deliveries by Seller. At the Closing, Seller shall do the following:

  (a) deliver to Purchaser stock certificates evidencing all of the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to Purchaser; and

  (b) deliver to Purchaser a receipt for the Purchase Price and the certificates and other documents required to be delivered pursuant to Section 6.02.

SECTION 2.06. Closing Deliveries by Purchaser. At the Closing, Purchaser shall do the following:

 (a) deliver to Seller stock certificates evidencing all of the shares of LPFC Stock to be delivered to Seller in payment of the Purchase Price pursuant to Section 2.02, duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to Seller; and

 (b) deliver to Seller a receipt for the Shares and the certificates and other documents required to be delivered pursuant to Section 6.01.


                                 ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement, Seller makes the following representations and warranties to Purchaser. Purchaser acknowledges that Seller has made no (and shall have no liability for any) representations or warranties, express or implied, with respect to the matters that are the subject of this Agreement except those representations and warranties expressly set forth herein.

SECTION 3.1. Organization, Authority and Qualification of Seller. Seller represents that it (a) it is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (b) has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby, and (c) assuming due authorization, execution and delivery of this Agreement by Purchaser constitutes Seller's legal, valid and binding obligation enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

SECTION 3.2. Organization, Authority and Qualification of the Corporation and its Subsidiaries. To Seller's Knowledge: (a) the Corporation is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it is currently conducted by it and as it has been conducted since its inception; (b) each Subsidiary of the Corporation is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the business of such Subsidiary as it is currently conducted by it; (c) each of the Corporation and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for failures to be so licensed or qualified or in good standing which would not, individually or in the aggregate, have a Material Adverse Effect; and (d) true and correct copies of the Certificate of Incorporation and By-laws of the Corporation, as in effect on the date hereof, have been delivered by Seller to Purchaser.

SECTION 3.3. Capital Stock of the Corporation; Ownership of the Shares; Subsidiaries.

  (a) The authorized capital stock of the Corporation consists of 50,000,000 shares of Common Stock. As of the date hereof 1,000 shares of Common Stock are issued and outstanding and such shares are validly issued, fully paid and nonassessable. None of the issued and outstanding shares of Common Stock were issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating Seller or the Corporation to issue or sell any shares of capital stock of, or any other interest in, the Corporation. The Shares constitute
72% of the issued and outstanding capital stock of the Corporation and are owned of record and beneficially by Seller, free and clear of any Encumbrances. Upon consummation of the Closing, Purchaser will own all of the Shares, free and clear of any Encumbrances.

  (b) Upon consummation of the Closing, the shares of Common Stock held by Seller will constitute 28% of the outstanding Common Stock.

  (c) The sole Subsidiaries of the Corporation are U.S. Securities and Futures Corp., a New York corporation, and Professional Market Brokerage, Inc., an Illinois Corporation. The Corporation owns all of the outstanding stock of its Subsidiaries free and clear of any Encumbrances. To Seller's Knowledge, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to securities of the Corporation's Subsidiaries or obligating Seller or the Corporation to issue or sell any securities of any of the Corporation's Subsidiaries.

SECTION 3.4. Corporate Books and Records. Complete and accurate copies of the minute book and of the stock register of the Corporation have been provided by Seller to Purchaser.

SECTION 3.5. No Conflict.  To Seller's Knowledge, except as set forth in
Section 3.05 of the Disclosure Schedule or as may result from actions and activities of Purchaser, the execution, delivery and performance of this Agreement by Seller does not and will not (a) violate, conflict with or result in the breach of any provision of the respective charters or By-laws of the Corporation.

SECTION 3.6. Litigation. To Seller's Knowledge, there are no Actions by or against the Corporation pending before any Governmental Authority or threatened in writing to be brought by or before any Governmental Authority. To Seller's Knowledge, neither the Corporation nor Seller is subject to any Governmental Order (and neither Seller nor the Corporation has received notice that any such Governmental Orders are threatened to be imposed by any Governmental Authority) other than those that in the aggregate could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.7. Absence of Broker or Finder. To Seller's Knowledge, none of the negotiations relating to this Agreement and the transactions contemplated hereby have been carried on with the intervention of any Person acting on behalf of Seller or the Corporation in such manner as to give rise to any valid claim against Seller, the Corporation or Purchaser for any broker's or finder's fee or similar compensation.


                              ARTICLE 4

              REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller as follows as of the date hereof and as of the Closing Date:

SECTION 4.1. Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all necessary legal power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith, fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).


SECTION 4.2. No Conflict. To Purchaser's Knowledge, except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance of this Agreement by Purchaser do not and will not
(a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or other instrument governing the organization and operation of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser, the Corporation or any of the Corporation's Subsidiaries, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, or require any consent under, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser or any of the Corporation's Subsidiaries is a party or by which the assets or properties of Purchaser or the Corporation's Subsidiaries are bound or affected which could reasonably be expected to have a material adverse effect on the ability of Purchaser or Seller to consummate the transactions contemplated by this Agreement.

SECTION 4.3. Governmental Consents and Approvals. To Purchaser's Knowledge, the execution, delivery and performance of this Agreement by Seller and Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, other than filings to be made with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and/or the Commodities Futures Trading Commission to reflect the transfer of the Shares as contemplated hereby and other changes in ownership and management of the Corporation and its Subsidiaries to be effected at or after the Closing.

SECTION 4.4. Compliance with Laws; Licenses. Since its organization, Purchaser has conducted its business in accordance with all Laws and Governmental Orders applicable to its business, and Purchaser is not in violation of any such Law or Governmental Order, except for non-compliance that could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or on the interest of Seller as a minority stockholder of the Corporation after the Closing.

SECTION 4.5. Corporation's Liabilities. Purchaser is fully familiar with the rights, obligations, activities and results of operation and the assets and Liabilities of the Corporation and its Subsidiaries (including any liabilities for the payment of Taxes arising prior to or as a result of the consummation of the transactions contemplated by this Agreement and liabilities to repay advances made by Seller to the Corporation after the date hereof and prior to the Closing in aggregate amount not exceeding $2,000,000, which may be evidenced by one or more promissory notes of the Corporation), and Purchaser is not relying on any representation, warranty or agreement of Seller whatsoever with respect to the nature or extent of such activities, rights or obligations, any compliance by the Corporation or its Subsidiaries with Law or the requirements of any Governmental Authority, or the amount of quality of such results, assets or Liabilities.

SECTION 4.6. Restricted LPFC Stock Owned by the Corporation's Subsidiaries. Purchaser is aware that the Corporation's Subsidiaries own the Restricted LPFC Stock and that such shares and any LPFC securities that may hereafter be issued in respect of such shares are or will be restricted securities within the meaning of Rule 144 under the Securities Act and may not be sold by the Corporation or its Subsidiaries, prior to or after the Closing, except pursuant to registration under the Securities Act or an opinion of LPFC's counsel that such registration is not required by reason of an available exemption from registration. Purchaser understands that so long as such shares remain subject to restrictions on sale pursuant to Rule 144 under the securities Act, such shares may not be held of record in nominee or street name and certificates for such shares must bear a legend to the foregoing effect.

SECTION 4.7. Absence of Broker or Finder. To Purchaser's Knowledge, none of the negotiations relating to this Agreement and the transactions contemplated hereby have been carried on with the intervention of any Person acting on behalf of Purchaser in such manner as to give rise to any valid claim against Purchaser or Seller for any broker's or finder's fee or similar compensation.

SECTION 4.8. Litigation. There are no Actions by or against Purchaser pending before any Governmental Authority (or, to the Knowledge of Purchaser, threatened to be brought by or before any Governmental Authority). Purchaser is not subject to any Governmental Order and has not received notice that any such Governmental Order is threatened to be imposed by any Governmental Authority.


                                ARTICLE 5

                               COVENANTS


SECTION 5.1. Conduct of Business Prior to the Closing. From the date hereof to the Closing Date, except with the prior written consent of Purchaser, Seller will cause each of the Corporation and its Subsidiaries to carry on its business in the ordinary course in substantially the same manner as heretofore conducted.

SECTION 5.2. Sale of Restricted LPFC Stock held by Subsidiaries. Purchaser covenants and agrees that from and after the Closing, Purchaser will not, and will not cause or permit the Corporation or its Subsidiaries, to dispose of any or all of the Restricted LPFC Shares except pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration under the Securities Act.

SECTION 5.3. Access to Certain Information Following the Closing Date. For a period of two years after the Closing Date (or longer, as provided below), Purchaser shall give, and shall cause each of the Corporation and its Subsidiaries (and their respective successors and assigns) to give, to Seller and its respective representatives and agents reasonable access during normal business hours to all books, records, Tax Returns and other information of the Corporation and its Subsidiaries pertaining to the conduct of the Business prior to the Closing, as Seller may reasonably request in advance from time to time for any legitimate purpose not inconsistent with the transactions contemplated by this Agreement; provided, that the exercise of the rights afforded Seller under this Section 5.08 shall not unreasonably interfere with the conduct of business of the Corporation or any of its Subsidiaries; and provided, further, that Seller shall continue to have such access after the expiration of such two-year period if and to the extent Seller may reasonably require such access to enable it to contest any audit of such Tax Returns or any other proceeding by or before any Governmental Authority relating to Taxes of the Corporation or any of its Subsidiaries or Seller for periods ended on or prior to the Closing.

SECTION 5.4. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.


                               ARTICLE 6

                         CONDITIONS TO CLOSING

SECTION 6.1. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

  (a) Representations, Warranties and Covenants. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, the covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects, and Seller shall have received a certificate from Purchaser to such effect signed by a duly authorized officer thereof.

  (b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either Seller or Purchaser seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement, which, in the reasonable, good faith determination of Seller, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 6.01(b) shall not apply if Seller shall have directly or indirectly solicited or encouraged any such Action.

  (c) Payment. Seller shall have received the Purchase Price pursuant to
Section 2.06.

SECTION 6.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

  (a) Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date, the covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and Purchaser shall have received a certificate of Seller, signed by an authorized representative of Seller, to the foregoing effect as to such representations and warranties.

  (b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either Seller or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby, which in the reasonable, good faith determination of Purchaser is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 6.02(b) shall not apply if Purchaser has solicited or encouraged any such Action.

  (c) Resignations of the Corporation's Directors. Purchaser shall have received the resignations, effective as of the Closing, of all the directors of the Corporation, except for such individuals as shall have been designated in writing prior to the Closing by Purchaser to Seller and shall have designated to Seller at least two persons who shall be elected as directors of the Corporation effective as of the Closing.

  (d) Organizational Documents. Purchaser shall have received a copy of (i) the certificates of Incorporation, as amended, of the Corporation, certified by the secretary of state of the State of Delaware, as of a date not earlier than ten Business Days prior to the Closing Date and (ii) the By-Laws of the Corporation, certified by the Secretary or Assistant Secretary of the Corporation.

  (e) Minute Books. Purchaser shall have received a copy of the minute books and stock register of the Corporation.


                                 ARTICLE 7

                             INDEMNIFICATION

SECTION 7.1.  Indemnification.

   (a)  Indemnification by Seller.  Subject to the procedures set forth in
Section 7.01(c), from and after the Closing, Seller hereby agrees to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, agents, successors and assigns harmless from and against any and all losses (including Tax Losses), liabilities, obligations, damages, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses (all of the foregoing collectively, "Purchaser Losses") based upon, arising out of, attributable to or resulting from the breach or inaccuracy of any representation, warranty or certification made by Seller in this Agreement or in any certificate delivered pursuant to this Agreement, or the breach of, or failure of Seller to comply or cause the Corporation or its Subsidiaries to comply with, any covenant or agreement of Seller (except to the extent the same is waived).

  (b) Indemnification by Purchaser.  Subject to the procedures set forth in
Section 7.01(c), from and after the Closing, Purchaser hereby agrees to indemnify and hold Seller and its directors, officers, employees, Affiliates, agents, successors and assigns harmless from and against any and all losses, liabilities, obligations, damages, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses (all of the foregoing collectively, "Seller Losses") based upon, arising out of, attributable to or resulting from the breach or inaccuracy of any representation, warranty or certification made by Purchaser in this Agreement or in any certificate delivered pursuant to this Agreement, or the breach of, or failure of Purchaser to comply with, any covenant or agreement of Purchaser (except to the extent the same is waived).

  (c) Procedure. An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of Purchaser Losses or Seller Losses (as the case may be), if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (each, a "Claim"). The obligations and Liabilities of the Indemnifying Party under this Article VII with respect to Purchaser Losses or Seller Losses (as the case may be) arising from a Claim of any third party which is subject to the indemnification provided for in this Article VII ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Purchaser Losses or Seller Losses (as the case may be) that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel reasonably satisfactory to the Indemnified Party if the Indemnifying Party gives notice of its intention to do so to the Indemnified Party within five Business Days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnified Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the reasonable expense of the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the reasonable expense of the Indemnifying Party, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, provided such consent shall not be unreasonably withheld or delayed, provided, however, that the Indemnified Party's consent to a settlement shall not be required if such settlement does not result in any liability to, or restrictions on, the Indemnified Party. In the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, no such Third Party Claim may be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, provided such consent shall not be unreasonably withheld or delayed.


                               ARTICLE 8

                       TERMINATION AND WAIVER

SECTION 8.1. Termination.  This Agreement may be terminated:

  (a) at any time prior to the Closing by Purchaser if, between the date hereof and the time scheduled for the Closing: (i) any representation or warranty of Seller contained in this Agreement shall not have been true and correct when made; (ii) Seller shall not have complied with any covenant or agreement to be complied with by it and contained in this Agreement in any material respect; or (iii) Seller or any of the Corporation or its Subsidiaries shall have made a general assignment for the benefit of creditors, or any proceeding shall have been instituted by or against Seller or any of the Corporation or its Subsidiaries (other than by Purchaser of any of its Affiliates) seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of their debts under any Law relating to bankruptcy, insolvency or reorganization; or

  (b) at any time prior to the Closing by Seller if (i) any representation or warranty of Purchaser contained in this Agreement shall not have been true and correct when made; (ii) Purchaser shall not have complied with any covenant or agreement to be complied with by it and contained in this Agreement in any material respect; or (iii) Purchaser shall have made a general assignment for the benefit of creditors, or any proceeding shall have been instituted by or against Purchaser (other than by Seller or any of its Affiliates) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

  (c) at any time prior to the Closing by either Purchaser or Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

  (d) on the Closing Date, by Purchaser if any closing condition under Section
6.02 has not been fulfilled, or by Seller if any closing condition under
Section 6.01 has not been fulfilled; or

  (e) by either Seller or Purchaser if the Closing has not occurred on or before February 21, 2000.

SECTION 8.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 9.02.

SECTION 8.3. Waiver. Either party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party or any of the conditions of its obligations hereunder, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (iii) waive compliance with any of the conditions of its obligations hereunder or the covenants of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. Notwithstanding any other provision of this Agreement, in the event the Closing is consummated, each party shall be deemed to have waived the satisfaction of each condition of its obligations under Article VI but not those relating to the accuracy of representations and warranties of the other party.


                               ARTICLE 9

                           GENERAL PROVISIONS


SECTION 9.1. Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing, regardless of any investigation made by or on behalf of Seller or Purchaser.

SECTION 9.2. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 9.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by Federal Express, Airborne Express or any other nationally recognized overnight courier service, by telecopy receipt acknowledged or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

(a) if to Seller:

   Lotus Pacific, Inc.
   200 Centennial Avenue
   Piscataway, New Jersey 08854
   Telecopy:  (732) 457-0076
   Attention: President

with a copy to:

   Kronish Lieb Weiner & Hellman LLP
   1114 Avenue of the Americas
   New York, New York  10036
   Telecopy:  (212) 479-6275
   Attention: Russell S. Berman, Esq.

(b) if to Purchaser:

   Travelway International Limited
   100 Wall Street
   22nd Floor
   New York, NY 10005
   Telecopy:
   Attention: Chairman

SECTION 9.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 9.5. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and thereof.

SECTION 9.6. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Seller and Purchaser (which consent may be granted or withheld in the sole discretion of Seller or Purchaser).

SECTION 9.7. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.8. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of Seller and Purchaser.

SECTION 9.9. Governing Law. This Agreement is made under and shall be governed by, and construed in accordance with the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state.

SECTION 9.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


LOTUS PACIFIC, INC.


By: /s/ Jeremy Wang
-------------------------------
 Jeremy Wang, President



TRAVELWAY INTERNATIONAL LIMITED


By: /s/ Huaya Lu Tung
--------------------------------
 Huaya Lu Tung, Chairman